                                                            EXHIBIT 11


                       AMERICAN ONCOLOGY RESOURCES, INC.
                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                              THREE MONTHS             SIX MONTHS
                                             ENDED JUNE 30,          ENDED JUNE 30,
                                             1996        1995       1996        1995
                                          -----------  --------  -----------  ---------
NET INCOME                                  $  4,060   $ 2,068     $  8,507   $  3,050
                                            ========   =======     ========   ========

OUTSTANDING AT END OF PERIOD:
 Shares of Common Stock                       28,342    27,464       28,342     27,464
 Commitments to issue
 Common Stock at specific
 future dates                                 15,805    13,888       15,805     13,888
 Effect of weighting                        (    261)   (8,740)    (    626)   (10,754)
                                            --------   -------     --------   --------
                                              43,886    32,612       43,521     30,598
                                            --------   -------     --------   --------
Options to purchase Common Stock               5,161                  5,161
Effect of treasury stock method            (   1,492)             (   1,235)

Dilutive effect of options to purchase
 Common Stock granted April 1, 1994 and
 prior                                             -     1,222            -      1,034
Additional assumed shares for 1994 and
 1995 grants and issuances
 at less than the initial public
  offering price:
 Options to purchase Common Stock                        3,632                   3,632
 Effect of treasury stock method                   -    (1,240)           -     (1,262)
                                            --------   -------     --------   --------
                                                   -     2,392            -      2,370
                                            --------   -------     --------   --------

Total shares used in per share calculation    47,555    36,226       47,447     34,002
                                            ========   =======     ========   ========
Net income per share                        $   0.09     $0.06     $   0.18      $0.09
                                            ========   =======     ========   ========
ASSUMING FULL DILUTION:
 Outstanding per above                        47,555    36,226       47,447     34,002
 Additional dilution resulting from use
  of period end price per                          -       310            -        340
 share if higher than average               --------   -------     --------   --------
Total shares used in per share calculation    47,555    36,536       47,447     34,342
                                            ========   =======     ========   ========
Net income per share                        $   0.09     $0.06     $   0.18      $0.09
                                            ========   =======     ========   ========

